UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

REPUBLIC FIRST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

George E. Norcross, III

Gregory B. Braca

Philip A. Norcross

Avery Conner Capital Trust

Susan D. Hudson, in her capacity as a Trustee

Geoffrey B. Hudson, in his capacity as a Trustee

Rose M. Guida, in her capacity as a Trustee

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 16, 2023, Gregory B. Braca was quoted in the following article in American Banker:

Republic First delays capital raise as activist group revs up challenge

By John Reosti, May 16, 2023, 5:35 p.m.

An investor group seeking to win control of Philadelphia-based Republic First Bancorp said it intends to press forward with a proxy contest and a related legal challenge to the company’s move in November to shrink its board to six directors from the previous eight.

The group, led by New Jersey insurance executive George Norcross and former TD Bank CEO Greg Braca, said Braca would seek a board seat at Republic First’s long-delayed annual meeting. The $6.2 billion-asset company has been engulfed in controversy for well over a year as different groups have fought for control. The conflict has led to long delays in the filing of required financial reports with the Securities and Exchange Commission, while the 2022 annual meeting has yet to be held.

Founder and Chairman Harry Madonna, along with three allied directors “mismanaged Republic First for years,” Braca said Monday in a statement. “Shareholders are now paying the price for their recklessness and unwillingness to simply do what is right, give up control and get out of the way.”

Braca also criticized Republic First’s decision to wait for more favorable market conditions before completing a proposed $125 million capital raise. “Recent inaction and failure to raise badly needed capital only proves to us that these four legacy directors care more about their personal interests than they do about Republic First and its future,” Braca said.

The planned capital raise includes commitments of $60.725 million by the prominent bank investment firm Castle Creek Capital along with $30 million by an affiliate of Cohen Private Investors. The remaining $34.275 million is to come from investors identified by Republic First. It’s that process of lining up investors that Republic First opted to place on hold.

“We remain focused on taking actions to preserve the bank’s capital, strengthen our core business and position us to identify additional investor commitments at the right time and on the right terms,” Republic First CEO Thomas Geisel said Monday in a statement.

According to Republic First, the board consulted with outside legal and financial advisors before Monday’s announcement, concluding the bank has adequate capital.

Bank stocks have taken a severe beating in recent months as a chain reaction of events triggered initially by the collapse of the cryptocurrency exchange firm FTX sparked concerns about crypto-related assets and deposits. Then, wider questions about uninsured deposits in general followed. The fallout led to the costly failures of three banks: Silicon Valley Bank in Santa Clara, California; Signature Bank in New York; and First Republic Bank in San Francisco. Meanwhile, the KBW Bank Index, which had reached a high of 115.10 in early February, fell 1.4% to $73.43 Tuesday.

Tony Scavuzzo, a Castle Creek managing principal, declined comment Monday.

In an email Tuesday to American Banker, Republic First added that it has made repeated attempts to heal the breach with the Norcross-Braca group, including an offer to add Braca to the board and provide what it described as “seven-figure expense reimbursement.” Given these proffers, Republic First labeled Braca’s statements Monday as “old news” and “repetitive.”

Earlier this month, Geisel, who was named CEO in December, announced plans to quit originating mortgages and streamline commercial lending in New York. Those moves came days after the company released financial results for the first quarter. Republic First reported a $9.7 million loss, driven in part by $5.5 million spent on legal, audit and other professional fees. The May 1 earnings release marked the first time since January 2022 that Republic First reported on its finances.

Initially, the Norcross-Braca group, which controls 9.9% of Republic First’s outstanding shares, shared a common purpose with the Madonna-led board faction in opposing former Chairman and CEO Vernon Hill. Following Hill’s ouster as chairman in May 2022 and subsequent resignation as CEO in July, their interests diverged dramatically. The Norcross-Braca group sought to install Braca as CEO and later offered a $100 million equity injection, only to see both tenders rejected.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Group (as defined below) intends to file a proxy statement that will be accompanied by a proxy card with the Securities and Exchange Commission (the “SEC”) with respect to the election of directors of Republic First Bancorp, Inc. (the “Issuer”) to occur at the 2022 annual meeting of shareholders (the “2022 Annual Meeting”) when it is scheduled.

GEORGE E. NORCROSS, III, GREGORY B. BRACA, PHILIP A. NORCROSS, AVERY CONNER CAPITAL TRUST AND SUSAN D. HUDSON, GEOFFREY B. HUDSON, ROSE M. GUIDA AND PHILIP A. NORCROSS, EACH IN THEIR CAPACITIES AS CO-TRUSTEES THEREOF (COLLECTIVELY, THE “GROUP”), MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE 2022 ANNUAL MEETING. A DESCRIPTION OF THE PARTICIPANTS’ INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SCHEDULE 13D, JOINTLY FILED BY THE GROUP ON JANUARY 31, 2022, AS AMENDED FROM TIME TO TIME. SHAREHOLDERS OF THE ISSUER ARE STRONGLY ADVISED TO READ THE GROUP’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV [sec.gov].